Exhibit 10.3

LIVERAMP HOLDINGS, INC.

NON-QUALIFIED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated Effective August 9, 2022)

LIVERAMP HOLDINGS, INC.
NON-QUALIFIED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS
ARTICLE 1    PURPOSE, DEFINITIONS AND CONSTRUCTION    1
1.1    Purpose of the Plan    1
1.2    Definitions    1
1.3    Construction    3
ARTICLE 2    ELIGIBILITY    4
2.1    Eligibility Requirements    4
2.2    Termination of Eligibility    4
ARTICLE 3    CONTRIBUTIONS TO THE PLAN    4
3.1    Participant Contributions    4
3.2    Employer Discretionary Contributions    5
3.3    Establishing of Account    5
ARTICLE 4    ALLOCATION AND INVESTMENT    5
4.1    Allocation    5
4.2    Establishment of Trust    5
4.3    Allocation of Investment Earnings    6
ARTICLE 5    DETERMINATION OF PAYMENT OF ACCOUNT    6
5.1    Vesting of Account    6
5.2    Determination of Account    7
5.3    Timing of Payment    7
5.4    Unforeseeable Emergency    8
5.5    In-Service Distribution    8
5.6    Payment Election    8
5.7    Distribution Delay for Specified Employees    9
5.8    Beneficiaries    9
ARTICLE 6    MISCELLANEOUS    10
6.1    Administration of the Plan    10
6.2    Claims    10
6.3    Amendment of the Plan    14
6.4    Termination of the Plan    14
6.5    Withholding    15
6.6    Domestic Relations Orders    15
6.7    Notices to Participants    15
6.8    Non-Alienation    15
6.9    Arbitration    16

6.10    Law Governing    16
6.11    Validity    16
6.12    Status of Participants    16
6.13    Effect on Successors in Interest    16
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Article 1

PURPOSE, DEFINITIONS AND CONSTRUCTION
1.1Purpose of the Plan
The Plan is established by the Employer to permit certain management or highly compensated employees to defer a percentage of their Compensation and to provide certain select management or highly compensated employees discretionary employer contributions deferred hereunder. The Plan is not intended to, and does not, qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended, and is designed to be a “top hat” plan under Section 201(2) of the Employee Retirement Income Security Act of 1974.
The Plan is a restatement of the Prior Plans, as defined below.
1.2Definitions
The following terms, when found in the Plan, shall have the meanings set forth below:
(a)Account: All amounts credited under the terms of the Plan to a Participant, the rights to which are determined under the Plan.
(b)Account Balance: At any time, the total of all amounts credited under the terms of the Plan to a Participant, the rights to which are determined under the Plan.
(c)Beneficiary: The individual(s) and/or trust(s) entitled to receive benefits under the Plan upon the death of a Participant.
(d)Code: The Internal Revenue Code of 1986, as it may be amended from time to time, including any successor.
(e)Compensation: The total cash remuneration paid by the Employer during each Plan Year, as reported on Form W-2 or its subsequent equivalent, including bonuses, fees, commissions, amounts deferred under Code Sections 401(k) and 125, and amounts deferred under any other non-qualified program of salary reduction. Compensation hereunder shall not be subject to any limitations applicable to tax qualified plans, such as pursuant to Code Section 401(a)(17) or 415.
(f)Deemed Earnings: The earnings or losses credited to a Participant’s Account pursuant to Section 4.3.
(g)Deferred Compensation: A Participant’s Deferred Compensation as defined in the Retirement Savings Plan.
(h)Disability: A physical or mental condition of a Participant resulting from bodily injury, disease or mental disorder that renders him incapable of continuing his usual and customary employment with the Employer. The determination of Disability shall be made by a licensed physician chosen by the Employer.
(i)Effective Date: The original effective date for the LiveRamp Holdings, Inc. Non-Qualified Deferral Plan was December 1, 1995. The original effective date for the LiveRamp Holdings, Inc. Non-Qualified Matching Contribution Plan was January 1, 2006. This amended and restated plan, which incorporates the two previously mentioned plans, is effective August 9, 2022.

(j)Eligible Employee: A person employed by the Employer or by any member of a “controlled group” (as defined in Code Section 414(b)) or any entity under “common control” (as defined in Code Section 414(c)) who is a participant in the Retirement Savings Plan and who is a highly compensated employee within the meaning of Code Section 414(q) and the Department of Treasury regulations thereunder or any other person designated as a Participant in writing by the President of the Employer or the Employer’s Board of Directors whether by name, position or in any other matter; provided, however, such designated person is a member of the select group of management or a highly compensated employee within the meaning of Section 201 of the Employee Retirement Income Security Act of 1974 and the regulations and rulings promulgated thereunder by the Department of Labor. Effective January 1, 2020, only the following two categories of employees shall be eligible to participate in the Plan: (a) an employee in A-F category, or (b) an employee that is currently deferring to the Plan as of December 1, 2019. Effective August 9, 2022, only the following two categories of employees shall be eligible to participate in the Plan: (a) an employee in a Director or equivalent role, or (b) an employee that was currently deferring to the Plan as of December 1, 2019.
(k)Employer: LiveRamp Holdings, Inc. and any related company which, consistent with authorization by LiveRamp Holdings, Inc., has adopted the Plan, and any successor or successors thereto. By its adoption of the Plan, an Employer shall be deemed to appoint LiveRamp Holdings, Inc. its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Employer.
(l)Employer Discretionary Contribution: The contributions made at the discretion of the Employer to a Participant pursuant to Section 3.2 of the Plan.
(m)Fiscal Year Compensation: Compensation relating to a period of service coextensive with one or more consecutive tax years of the Employer of which no amount is paid or payable during the Employer’s taxable year or years constituting the period of service (including, for example, a bonus based on the fiscal year but excluding base salary).
(n)Participant: An Eligible Employee who has met the requirements of Section 2.1 hereof, and whose participation has not been terminated.
(o)Performance-Based Compensation: Compensation that is paid contingent upon an Employee satisfying pre-established organization or individual performance criteria over a period of at least 12 months consistent with Section 409A of the Code and regulations promulgated thereunder.
(p)Plan: The LiveRamp Holdings, Inc. Non-Qualified Supplemental Executive Retirement Plan, as set forth herein, and as it may be amended from time to time, which incorporates the Prior Plans as set forth in this restatement.
(q)Plan Year: The 12-month period beginning on January 1 and ending on December 31 of each year.
(r)Prior Plans: The LiveRamp Holdings, Inc. Non-Qualified Matching Contribution Plan (formerly known as the Acxiom Corporation Non-Qualified Matching Contribution Plan) and the The LiveRamp Holdings, Inc. Non-Qualified Deferral Plan (formerly known as the Acxiom Corporation Non-Qualified Deferral Plan) that pre-dated the Plan and is now incorporated herein.
(s)Retirement Savings Plan: The LiveRamp Holdings, Inc. Retirement Savings Plan.
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(t)Salary Reduction Contributions: The amount the Employer contributes to the Plan that represents a Participant’s elective deferral of compensation under Section 3.1 of the Plan.
(u)Service: The period of a Participant’s employment considered in the calculation of the vested amount of his benefits. A Participant’s Service shall be determined in 12-month periods, commencing with the 12-month period that begins on his date of hire with the Employer, and thereafter based on Plan Years, including the Plan Year within which falls his date of hire. During such 12-month periods, a Year of Service will be granted if the Participant completes at least 1,000 Hours of Service. An Hour of Service is each hour for which the Participant is paid by virtue of his employment with the Employer, including hours paid but not worked (other than hours for which payment is made or due under any plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation or disability insurance laws), and including hours completed prior to the date he actually becomes a Participant hereunder.
(v)Specified Employee: Any employee or former employee (including any deceased employee) who, as of the date of such person’s termination of employment from the Employer, was an officer having annual compensation greater than the adjusted limit specified in Code Section 416(i) ($160,000 for 2009), a five-percent owner of the Employer or a one-percent owner of the Employer having annual compensation of more than $150,000. No more than 50 employees shall be treated as officers. For this purpose, “annual compensation” means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Specified Employee will be made in accordance with Code Sections 416(i) and 409A, including regulations and guidance issued thereunder.
(w)Trust: The irrevocable trust agreement executed by the Employer in connection with the Plan that shall hold the amounts contributed to the Plan, and which shall provide that its assets shall be subject to the claims of the Employer’s creditors.
(x)Unforeseeable Emergency: A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152(a)) or the Participant’s Beneficiary, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
1.3Construction
The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.
Article 2

ELIGIBILITY
2.1Eligibility Requirements
An Eligible Employee participates in the Plan upon the date of his timely execution of a written election under Section 3.1 after notification from the Employer of his eligibility.
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2.2Termination of Eligibility
A Participant will become ineligible to continue to participate in the Plan when he is no longer an Eligible Employee or on his termination of employment from the Employer.
Article 3

CONTRIBUTIONS TO THE PLAN
3.1Participant Contributions
Each Participant desiring to defer Compensation hereunder shall make a written election to reduce his Compensation otherwise to be paid to him in cash, which election must be made prior to the first day of the Plan Year to which the election relates; provided, however, a Participant may make a written election to defer Fiscal Year Compensation at such times permitted by the Employer but in no event on or later than the first day of the Employer’s first fiscal year to which such election relates. A Participant may also elect to defer any Performance-Based Compensation otherwise payable to him by making a written election to reduce his Performance-Based Compensation otherwise to be paid to him in cash, which election must be made at such time as designated by the Employer but in no event later than six months before the end of the performance period (e.g., June 30 for a calendar year performance period).
Notwithstanding the foregoing, in the case of the first year an Employee becomes an Eligible Employee, the Eligible Employee must make a written election to defer his Compensation otherwise to be paid to him in cash within 30 days of eligibility and only with respect to services to be performed subsequent to the election.
A Participant may elect to reduce his Compensation in whole percentages up to 90% of Compensation for the Plan Year, minus any deferrals to the Retirement Savings Plan, and may make separate elections with respect to his fixed Compensation and his variable Compensation; provided, however, the Employer may reduce the maximum percentage of Compensation that can be deferred for future Plan Years by an announcement in writing to all applicable Participants prior to the first day of the Plan Year for which the reduced limit is effective. Any election made under the terms of this Section 3.1 shall be irrevocable for the Plan Year for which it is made. All elections shall remain in effect for all future Plan Years in which the Participant remains an Eligible Employee; however, the election may be amended or revoked to defer Compensation as of the first day of any subsequent Plan Year if such amendment or revocation is executed prior to the first day of such Plan Year, or, for Performance-Based Compensation, no later than six months before the end of the performance period.
Notwithstanding the foregoing, Participant deferrals hereunder shall stop if the Participant receives a distribution because of an Unforeseeable Emergency under Section 5.4. A Participant may request that his deferral election under the Plan be cancelled if he receives a distribution because of an Unforeseeable Emergency, because of a hardship distribution, if available, under the Retirement Savings Plan or on account of the Participant’s Disability. If elections are cancelled, a Participant will be allowed to execute a new deferral election under this Section 3.1 effective as of the next Plan Year.
The Employer shall contribute to the Trust the Salary Reduction Contributions, less an amount withheld for purposes of satisfying Code Section 3121, as soon as administratively feasible after the amounts would otherwise have been paid to the Participants; provided, however, Participants shall have no preferred claim in or any beneficial ownership in any assets of the Trust.
3.2Employer Discretionary Contributions.
The Employer may make an Employer Discretionary Contribution each Plan Year equal to a percentage of each Participant’s Compensation as determined by the Board of Directors of the Employer each Plan Year. The determination as to whether an Employer Discretionary
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Contribution will be made is in the sole discretion of the Board of Directors of the Employer, determined on an annual basis.
3.3Establishing of Account
Each Participant herein shall have maintained in his name a bookkeeping Account to which shall be credited his Salary Reduction Contributions, Employer Discretionary Contributions, and other contributions made under the terms of this Article and the Prior Plans. A Participant’s Account shall reflect his share of such contributions, including his allocable share of any gains and losses pursuant to Section 4.3 hereof.
Article 4

ALLOCATION AND INVESTMENT
4.1Allocation
Contributions made pursuant to Sections 3.1 and 3.2 hereof shall be allocated to the Account of the Participant from whose Compensation such amounts were reduced and for whom the Employer made Employer Discretionary Contributions under Article 3 or any other such contributions to the Plan under the Prior Plans.
4.2Establishment of Trust
The Employer shall establish the Trust with regard to the Accounts hereunder, designed to be an irrevocable grantor trust under Code Section 671.
4.3Allocation of Investment Earnings
Assets contributed to the Trust shall be invested in the sole discretion of the trustee of the Trust and Participants shall have no right to direct the investment of assets in the Trust or in the Account.
However, Accounts shall be credited with Deemed Earnings equal to the amount that would have been earned (or lost) had the Accounts been invested in the investments as selected by the Participants from a menu of investment options reasonably equivalent to the investments available under the Retirement Savings Plan. The Participants shall notify the Employer via such telephonic or other form of notification as shall be determined by the Employer as to how the Participants would invest the Accounts if Participants could direct the investments. If no such deemed investments are selected by the Participants, the Deemed Earnings shall be determined as if the Accounts were invested in the default investment vehicle under the Retirement Savings Plan.
Article 5

DETERMINATION OF PAYMENT OF ACCOUNT
5.1Vesting of Account
A Participant’s right to receive payment from the Employer in an amount equal to his Account derived from contributions made under Section 3.1 hereof (including Salary Reduction Contributions under the Prior Plans), plus the Deemed Earnings thereon, shall be 100% vested and non-forfeitable at all times.
Prior to January 1, 2017, the amount of a Participant’s Account derived from contributions not made under Section 3.1, plus the Deemed Earnings thereon, shall become vested in accordance with the following schedule:

Years of Service With the Employer	Vested Percentage
Less than 2	0
2	20
3	40
4	60
5	80
6	100

Effective January 1, 2017, the amount of a Participant’s Account derived from contributions not made under Section 3.1 hereof, plus the Deemed Earnings thereon, shall become vested in accordance with the following schedule:

Years of Service With the Employer	Vested Percentage
Less than 1	0
1	33
2	66
3	100

Notwithstanding the foregoing schedule, a Participant’s Account derived from contributions not made under Section 3.1 hereof, plus the Deemed Earnings thereon, shall become 100% vested and non-forfeitable upon the earliest occurrence of:
(a)    the Participant’s separation of service from the Employer at or after the first day of the month coincident with or next following the date on which the Participant attains age 65;
(b)    the Participant’s Disability while the Participant is employed by the Employer; or
(c)    the Participant’s death while the Participant is employed by the Employer.
Notwithstanding the provisions of this Section, a Participant is accorded no more protection than that of a general, unsecured creditor of the Employer, and all amounts contributed to the Plan by Participants and the Employer remain a part of the general assets of the Employer and subject to the claims of the Employer’s creditors.
5.2Determination of Account
As of the date of a Participant’s separation of service from the Employer (including termination due to any of the events specified under Section 5.1), his vested Account Balance will be determined in accordance with the provisions of Section 5.1. Thereafter, as of the last day of the Plan Year coincident with or next following his termination of employment, the non-vested portion of his Account will be forfeited. Such forfeited amount will be used to reduce the contribution of the Employer hereunder for the Plan Year in which such forfeitures occur.
5.3Timing of Payment
Unless a Participant receives an earlier distribution under Section 5.4 or 5.5, payment of a Participant’s Account Balance will first be made to a Participant or Beneficiary after any of the following events as elected by the Participant in accordance with Section 5.6:
(a)    Termination of Employment. A Participant is entitled to payment of his vested Account Balance following the termination of his employment status with the Employer. The amount payable will be paid in the form elected by the Participant under Section 5.6. Payment will be made based on the Participant’s Account Balance as of the fifteenth day of the first full month following the month of the Participant’s termination. Payment on account of termination of employment will be made or begin within 90 days of the termination of employment. For amounts deferred or contributed to the Plan following December 31, 2021, payment on account of termination of employment will be made or begin in the first month of the year of the termination or employment.
(b)    Fixed Time. Effective for amounts that accrue and become earned and vested on or after January 1, 2005, a Participant may receive payment of benefits under the Plan for a Plan Year in the form and during the year specified by the Participant in his election under Section 5.6. Fixed time distributions will be made on January 31 of the year elected by the Participant based on the Participant’s Account Balance as of the fifteenth day of such January.
Notwithstanding the foregoing, the Employer reserves the right to decide the date used to value a Participant’s Account for distribution, which date may precede or follow the event giving rise to a distribution.
The Employer may delay a distribution for any reason permitted by Code Section 409A and the regulations thereunder.
5.4Unforeseeable Emergency
If the Employer, in its discretion, determines that the Participant has a severe financial hardship caused by an Unforeseeable Emergency beyond the Participant’s control, the Participant may receive a distribution of the vested portion of his Account. The payment is limited to the amount reasonably necessary to meet the Unforeseeable Emergency. A distribution on account of an Unforeseeable Emergency may not be made to the extent such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. By taking an Unforeseeable Emergency distribution, the Participant will suspend his deferrals in accordance with Section 3.1.
5.5In-Service Distribution
Notwithstanding the restrictions of Section 5.3 or Section 5.6, a Participant may petition the Employer and request, through submission of an executed document approved by the Employer, to receive distribution of the Participant’s Account derived from Participant contributions, plus Deemed Earnings thereon, without regard to (i) whether payment of benefits under the Plan is due or (ii) whether a severe financial hardship has occurred. Any distribution so requested will be made only if the Participant’s request is approved by the Employer and is subject to (i) forfeiture of 10% of the amount of the Participant’s Account distributed and (ii) suspension of the Participant’s participation in the Plan for the balance of the Plan Year in which the distribution is requested as well as the subsequent Plan Year. This in-service distribution option will apply only with respect to amounts credited under the Plan that accrued and became vested and earned on or before December 31, 2004.
5.6Payment Election
(a)     Distribution Forms. Except as provided in Section 5.6(d), Distribution of the balance credited to a Participant’s Account (to the extent vested) shall be made based upon the Participant’s distribution election in accordance with Section 5.6(b) in one of the following forms as elected by the Participant:
(i)a lump-sum payment comprising a complete distribution of the vested balance credited to the Participant’s Account;

(ii)annual installment payments over a two-year, three-year, five-year, 10-year or 20-year period.
(b)    Elections. Except as provided in Section 5.6(d), a Participant must elect the time of distribution pursuant to Section 5.3 and the form of distribution pursuant to Section 5.6(a) of his benefits for a particular Plan Year prior to the first day of that Plan Year, or within 30 days of his initial entry into the Plan, if later. All such elections are irrevocable for the Plan Year for which made and shall remain in effect for all future Plan Years in which the Participant remains an Eligible Employee; however, the Participant may amend his election effective as of the first day of any subsequent Plan Year if the Participant executes such amendment prior to the first day of such Plan Year.
(c)    Change in Elections. Notwithstanding the foregoing, a Participant may alter the time or form of an election, but the change will not take effect until 12 months after the date of the new election and the payment with respect to the changed election must be deferred for five years from the date such payment would otherwise have been first paid. Further, in the case of distributions under Section 5.3(b), the change must be made at least 12 months prior to the first day of the first payment.
(d)     Grandfathered Elections. With respect to amounts credited under the Plan that accrued and became vested and earned prior to January 1, 2005, a Participant or Beneficiary entitled to payment will receive, based on the Participant’s irrevocable election made prior to each Plan Year, a single lump-sum payment in cash, equal annual installment payments over a period of years elected by the Participant and/or an equivalent annuity. If an annuity is elected, it shall be purchased from a commercial insurer, based upon the single lump sum that would otherwise be paid, net of all costs of acquiring the annuity, in a form as available from such insurer, and based on the applicable market rates at that time.
    Via written election not to become effective until the end of the Plan Year following the Plan Year in which the election is made, the Participant may change his election of the form of payment if the Participant has not terminated his employment and if the payments under the Plan are not due and ascertainable in amount as of the date of the election. Notwithstanding the foregoing, an election executed by a Participant prior to his termination of employment may become effective after his termination of employment, in which case any distribution required to be made prior to the effective date of the new election will be made consistent with the original election and the changed election will apply to any portion of the Participant’s Account not distributed under the original election consistent with the changed election.
(e)    Distribution in the Form of Stock. As of the Effective Date of this restatement, a Participant may not receive a distribution of the Participant’s Account derived from any source in the form of Employer stock.
5.7Distribution Delay for Specified Employees
To the extent a Participant is a Specified Employee, with respect to amounts credited under the Plan that accrue and become vested and earned after December 31, 2004, any distribution from the Plan on account of termination will not be made until the date that is six months after the date of the Specified Employee’s separation from service with the Employer or, if earlier, the date of the Specified Employee’s death. To the extent a Specified Employee has chosen to receive distributions in installments, the first installment shall be paid on the first business day after expiration of the six-month period, with all successive installments paid according to the times set forth in Section 5.3.

5.8Beneficiaries
Each Participant will designate a Beneficiary to receive any amounts distributable hereunder at the time of the Participant’s death on such forms as the Employer may require. In the absence of an effective beneficiary designation as to all or a part of the Participant’s interest in the Plan, such amount will be distributed to the beneficiary (or beneficiaries) to whom the Participant’s benefits under the Retirement Savings Plan are payable (regardless of whether the Participant made an election thereunder) and in the same percentages, if applicable.
Article 6

MISCELLANEOUS
6.1Administration of the Plan
The Plan shall be administered by the Employer. The books and records of the Plan shall be maintained by the Employer at its expense, and no member of the Board of Directors of the Employer, or any employee of the Employer acting on its behalf, shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, unless attributable to his own fraud or willful misconduct. The Employer in its capacity as administrator shall have full discretion to determine eligibility for an amount and method of payment of benefits and to construe any ambiguous or unclear provisions to the Plan and all such decisions of the Employer shall be enforced unless the decision is arbitrary or capricious.
6.2Claims
A claim for benefits under the Plan shall be made in writing by the Participant or, if applicable, the Participant’s Beneficiary, executor or administrator, or authorized representative (collectively, “Claimant”) to the Employer within 60 days of the event by which Claimant claims he is entitled to receive benefits under the Plan.
(a)    Initial Determination of Claim
(i)Notice of adverse benefit determination. In any case in which a claim for Plan benefits of Claimant is denied or modified, the Employer will notify such person of its decision in writing. Such notification will contain (A) specific reasons for the denial, (B) specific reference to pertinent plan provisions, (C) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (D) information as to the Plan’s claim review procedure, including a statement of Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination.
(ii)Timing. Notice of an adverse benefit determination will be given within 90 days after the claim is received by the Employer (or within 180 days if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and Claimant may request a review of his claim.
(b)    Request for Review of an Adverse Benefit Determination
(i)In general. Within 60 days after the date on which Claimant receives a written notice of an adverse benefit determination (or, if applicable, within 60 days after the date on which denial is considered to have occurred), such person (or his duly authorized representative) may (A) file a written request with the Employer for a review of his adverse benefit determination and of pertinent documents, and (B) submit written issues and comments to the Employer.
(ii)Review procedures. The Employer will review the adverse benefit determination taking into account all comments, documents, records, and other information submitted regardless of whether the information was previously considered on initial review. Such decisions shall be made in accordance with the governing Plan documents and, where appropriate, Plan provisions will be applied consistently with respect to similarly situated Claimants. The Employer shall have the discretion to determine which Claimants are similarly situated.
(iii)Notice. The Employer will notify Claimant of its decision in writing. Such notification will be written in a manner calculated to be understood by Claimant and will contain (A) specific reasons for the decision, (B) specific references to pertinent Plan provisions, (C) a statement of Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to Claimant’s claim for benefits (whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to the United States Department of Labor’s Regulations for Claims Procedures, Section 2560.503-1(m)(8)), and (D) a statement of Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(iv)Timing. The decision on review will be made within 60 days after the request for review is received by the Employer (or within 120 days if special circumstances, such as an election by the Employer to hold a hearing, require an extension of time for processing the request, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.
(c)    Initial Determination of Claim Based on Disability. If a claim for Plan benefits is based on the Participant’s Disability, the claim will be processed as specified in Section 6.2(a), except that the following additional rules shall apply:
(i)    In general. The Employer will notify Claimant of its decision within 45 days of receipt of the claim. The 45-day period may be extended for an additional 30 days if the extension is necessary due to matters beyond the Employer’s control, and the Employer notifies Claimant prior to the expiration of the initial 45-day period of the circumstances requiring the extension and the date by which the Employer expects to render a decision. The 30-day extension period can be extended for a second period of 30 days due to matters beyond the Employer’s control, provided the Employer again notifies Claimant prior to the expiration of the first extension period in the same manner as the first extension. If Claimant is asked to provide additional information so that the claim can be processed, Claimant will have 45 days to provide the additional information. In the case of an adverse benefit determination with respect to a claim based on Disability, if an internal rule, guideline, protocol or other similar criterion was relied upon in making the decision the Employer will notify Claimant of such reliance and that a copy of such rule, guideline, protocol or other criterion will be provided free of charge to Claimant upon written request.

(ii)    Notice. In the event of an adverse benefit determination involving a Disability benefit, the Employer will provide a written notice of adverse benefit determination, which shall be written in a culturally and linguistically appropriate manner (as described in the United States Department of Labor’s Regulations for Claims Procedures, Section 2560.503-1(o)) and shall also include:
(A)    A discussion of the decision, including an explanation of the basis for disagreeing with or not following (1) the views presented by Claimant to the Plan of health care professionals treating Claimant and vocational professionals who evaluated Claimant, (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the determination, and (3) a Disability determination regarding Claimant presented by Claimant to the Plan made by the Social Security Administration;
(B)    Either the specific internal rule, guideline, protocol, standard or other similar criterion, relied upon in making the adverse benefit determination, or, alternatively, a statement that such rule, guideline, protocol, standard or other similar criterion of the Plan do not exist;
(C)    If the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and
(D)    A statement that Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to Claimant’s claim for Plan benefits (whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to the United States Department of Labor’s Regulations for Claims Procedures, Section 2560.503-1(m)(8)).
(d)    Request for Review of an Adverse Benefit Determination Based on Disability. In the event of an adverse benefit determination involving a Disability benefit, Claimant may request review of the adverse benefit determination.
(i)    In general. Claimant will have 180 days following the receipt of an adverse benefit determination involving a Disability benefit to request review of the determination. If a review of the adverse benefit determination is requested, the request will be processed as specified in Section 6.2(b), except that the following shall apply:
(A)    No deference will be given to the initial decision and the review will be conducted by an appropriate individual who is neither the individual who made the initial decision nor a subordinate of that individual.
(B)    If the initial decision was based in whole or in part on a medical judgment, the appropriate individual will consult with a health care professional who has the appropriate training and experience in the field of medicine involved in the medical judgment. Any health care professional engaged for purposes of reviewing the initial decision will be an individual who is neither an individual who was consulted in connection with the initial decision nor a subordinate of that individual.
(C)    The Employer will provide Claimant the identity of the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied on in making the determination.
(D)    The Employer will provide Claimant, free of charge, with any new or additional evidence or rationale considered, relied upon, or generated by the Plan, insurer, or other person making the benefit determination (or at the direction of the Plan, insurer, or such other person) in connection with the claim and any new or additional rationale. Such evidence or rationale shall be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give Claimant a reasonable opportunity to respond prior to that date.
(E)    The Employer shall notify Claimant of its decision on review within 45 days after the request for review is received, or within 90 days if special circumstances require an extension of time, Claimant is given written notice of the extension within the first 45-day period, and the notice describes the special circumstances and indicates the date a decision is expected to be made.
(ii)    Notice. In the event of an adverse benefit determination on review involving Disability, in addition to the information described in Section 6.2(b)(iii) above, the Employer’s written notice, which shall be written in a culturally and linguistically appropriate manner (as described in the United States Department of Labor’s Regulations for Claims Procedures, Section 2560.503-1(o)), shall also include:
(A)    In the statement of Claimant’s right to bring a civil action in accordance with Section 502(a) of ERISA, the statement will also describe any applicable contractual limitations period that applies to Claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim.
(B)    A discussion of the decision, including an explanation of the basis for disagreeing with or not following (1) the views presented by Claimant to the Plan of health care professionals treating Claimant and vocational professionals who evaluated Claimant, (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, and (3) a Disability determination regarding Claimant presented by Claimant to the Plan made by the Social Security Administration.

(C)    If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to Claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request.
(D)    The specific rule, guideline, protocol, standard, or other similar criterion, if any, that was relied upon in making the adverse benefit determination, or, alternatively, a statement that such rule, guideline, protocol, standard, or other similar criterion of the Plan does not exist.
Compliance with the claims procedures set forth in this Section 6.2 shall be a condition precedent to the filing of a lawsuit by a Participant or his Beneficiary or any person claiming through a Participant or Beneficiary in connection with a Plan benefit, and a failure to timely exhaust the administrative remedies set forth herein shall bar any such proceeding in federal or state court.
6.3Amendment of the Plan
The Plan may be amended, in whole or in part, from time to time, by formal action of the Employer’s Board of Directors, or a properly authorized committee of the Board, and executed by an officer authorized to act on behalf of the Employer with no further consent of any party. A senior officer of the Employer may amend the Plan to the extent such amendment would not result in significant reduction in future benefits or in a material increase in cost to the Employer.
6.4Termination of the Plan
The Plan may be terminated, at any time, by action of the Board of Directors of the Employer, without the consent of any other party. The termination of the Plan shall not result in the granting of any additional rights to any Participant, such as accelerated distributions and, to the extent not funded, full vesting of his Account, except as already provided under the terms of Section 5.1 hereof. The Plan shall be terminated, and funds from all such Participants’ Accounts shall become distributable, only in accordance with the Participant’s distribution election. Notwithstanding the foregoing, the Employer may elect to terminate the Plan and make accelerated distributions in accordance with the following:
(a)Corporate Dissolution or Bankruptcy. If termination of the Plan is due to corporate dissolution or bankruptcy, the Employer may make an accelerated payment as allowed under Section 409A of the Code upon the later of the calendar year the Plan terminates, or the first calendar year in which payment is administratively practicable;
(b)Change in Control. If termination of the Plan is due to a change in control, as defined by Code Section 409A and the guidance thereunder, the Employer may make distributions during the period beginning 30 days prior to and ending 12 months following the change in control event; or
(c)Termination in the Ordinary Course. If the Employer terminates the Plan along with all other programs that would be aggregated with the Plan as provided in Code Section 409A and the guidance thereunder, and this termination is not proximate to a downturn in the financial health of the Employer, the Employer may make distributions no earlier than 12 months after and no later than 24 months after the termination of the Plan. Under this scenario, the Employer shall not adopt a new plan that would be aggregated with the Plan within three years after the termination.

6.5Withholding
The Employer may withhold federal, state and local employment and income taxes on deferrals and/or distributions as required by law.
6.6Domestic Relations Orders
In the event the Employer receives a domestic relations order from a potential alternate payee, the Employer will notify the Participant whose benefit is the subject of such order. The Employer will, within a reasonable period of time, determine whether the order is a Qualified Domestic Relations Order under Code Section 414(p) (a “QDRO”) and will notify the Participant of its determination. No payment will be made to an alternate payee until the Employer (or a court of competent jurisdiction reversing an initial adverse determination by the Employer) determines that the order is a QDRO. Payment will be made to an alternate payee in accordance with the QDRO, as soon as reasonably possible after the QDRO determination is made, without regard to whether the distribution, if made to a Participant at the time specified in the QDRO, would be permitted under the terms of the Plan.
6.7Notices to Participants
From time to time, the Employer shall provide a Participant with an accounting of the value of his Account no less than the frequency provided under the Retirement Savings Plan. Further, a Participant will be provided written notice of any amendment of the Plan that affects his rights herein, and of the termination of the Plan.
6.8Non-Alienation
To the extent permitted by law, the right of any Participant or Beneficiary in any Account Balance hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary, and any such Account Balance shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.
6.9Arbitration
Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration in Faulkner County, Arkansas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear his or its own costs of arbitration, but if the Employee is the prevailing party in such arbitration, he shall be entitled to recover from LiveRamp Holdings, Inc. as party of any award entered his reasonable expenses for attorneys’ fees and disbursements.
6.10Law Governing
The Plan shall be governed by and construed in accordance with the laws of the State of Arkansas without giving effect to any principle of conflict of laws that would require the application of the law of any other jurisdiction.
6.11Validity
The invalidity or unenforceability of any provision or provisions of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

6.12Status of Participants
Participants have the status of general unsecured creditors of the Employer with respect to their rights under the Plan. The Plan constitutes a mere unsecured promise by the Employer to pay benefits in the future. It is the intention of the parties that the Plan be unfunded for tax purposes and for Title I of ERISA.
6.13Effect on Successors in Interest
The Plan shall inure to the benefit of and be binding upon the heirs, administrators, executors and successors of each of the parties thereto.
IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the LiveRamp Holdings, Inc. Non-Qualified Supplemental Executive Retirement Plan, LiveRamp Holdings, Inc., as the Employer, has caused its seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto authorized this 9th day of August, 2022.
ATTEST:    LIVERAMP HOLDINGS, INC.
/s/ Catherine L. Hughes        /s/Sharawn C. Tipton
Catherine L. Hughes, Secretary    Sharawn C. Tipton, Chief People Officer